EXHIBIT 19.01

1.
INTRODUCTION

This Insider Trading Policy (“Policy”) has been adopted in order to take an active role in the prevention of insider trading violations. This Insider Trading Policy applies to CSG and the Covered Parties identified below, regardless of the geographies in which they are located.

2.
STATEMENT OF INTENT

U.S. federal and state securities laws prohibit trading in securities when aware of material nonpublic information about the securities or the issuer of the securities (referred to as “insider trading”). In order to avoid penalties and reputational damage to CSG and persons subject to this Policy, CSG has adopted this Policy to implement procedures designed to prevent trading based on material nonpublic information.

3.
INDIVIDUAL RESPONSIBILITY

Every Covered Party has the individual responsibility to comply with this Policy, and the applicable insider trading laws. A Covered Party may, from time to time, have to forego a proposed transaction in CSG’s securities even if she or he planned to make the transaction before learning of the material nonpublic information and even though the person believes she or he may suffer an economic loss or forego anticipated profit by waiting. The U.S. securities laws do not recognize mitigating circumstances, and even small violations or trades that do not result in a profit are prosecuted. Trading in CSG’s securities during an Open Window should not be considered a “safe harbor,” and all Covered Parties should use good judgment at all times.

4.
COVERED PARTIES

The Policy applies to the following, who are defined as “Covered Parties” under this Policy:

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Officers of CSG;
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Members of CSG’s Board of Directors;
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All other employees of CSG and all of its subsidiaries;
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Consultants or contractors to CSG and its subsidiaries whose work brings them into contact with material nonpublic information related to CSG;
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Members of the immediate family or household of all of the foregoing; and
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Entities controlled or influenced by any of the foregoing (including corporations, partnerships, or trusts).

This Policy also applies to CSG insofar as CSG will not engage in transactions in CSG’s securities while aware of material nonpublic information relating to CSG or CSG securities.

5.
COVERED TRANSACTIONS

This Policy applies to all transactions in CSG’s securities, including common stock, options for common stock and any other securities CSG may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to CSG’s stock, whether or not issued by CSG, such as publicly traded options. Transactions subject to this Policy include purchases, sales and other transactions in CSG securities as set forth below.

6.
PROHIBITION ON INSIDER TRADING

No Covered Party shall engage in any transaction involving CSG’s securities, including any offer to purchase or offer to sell, during any period when the Covered Party is aware of material nonpublic information concerning CSG.

No Covered Party shall disclose (“tip”) material nonpublic information about CSG to any other person, nor shall such Covered Party make recommendations or express opinions on the basis of material nonpublic information as to trading in CSG’s securities.

This Policy also prohibits trading in another company’s securities (such as customers, vendors, suppliers or competitors of CSG) while the Covered Party is aware of material nonpublic information concerning that company when that information is obtained in the course of employment with, or through services performed on behalf of, CSG. This Policy also prohibits tipping or making trading recommendations on the basis of such information.

This Policy shall continue to apply to transactions in CSG’s securities even after termination of a Covered Party’s service to the company. If a person is aware of material nonpublic information when his or her service terminates, that individual may not engage in transactions in CSG’s securities until that information has become public or is no longer material.

7.
DEFINITION OF MATERIAL NONPUBLIC INFORMATION

It is not possible to define all categories of material nonpublic information. However, information should be regarded as material if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision regarding the purchase or sale of CSG’s securities.

Put another way, there must be a substantial likelihood that the information would be viewed by a reasonable investor as having significantly altered the total mix of information available in the market concerning CSG.

Either positive or negative information may be material. Questions concerning whether nonpublic information is material can be directed to CSG’s General Counsel, who serves as the trading compliance officer for this Policy (the “Compliance Officer”).

It is not possible to define all categories of material information, but information about the following subjects are examples of the type of information that would often be regarded as material and should be analyzed carefully:

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Financial results or projections of future financial results;
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Significant mergers, acquisitions, joint ventures or other strategic relationships;
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Significant new products or services;
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Gain or loss, or change in status of, a significant customer or supplier or a significant contract with a customer or supplier;
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Significant changes in pricing or cost structures;
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Significant pending or threatened litigation or regulatory actions;
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Significant cybersecurity incidents or technology disruption;
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Changes in senior management;
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Changes in dividend policy, repurchase programs or stock splits;
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Significant restructuring or impairment;
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Changes in accountants or any financial restatement; and
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Financial liquidity problems, bankruptcy or receivership.

The above list is only illustrative; many other types of information may be considered “material” depending on the circumstances.

Information is considered nonpublic if it has not been previously disclosed to the general public and is otherwise not available to the general public. Material information ceases to be nonpublic when it has been disseminated and absorbed by the market, which is considered to occur after one full trading day has passed following the public disclosure of that information.

8.
PROHIBITED SPECULATIVE TRANSACTIONS

Regardless of whether a Covered Party is aware of material nonpublic information, at no time may any Covered Party engage in speculative transactions in CSG securities, including:

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Using CSG securities as collateral for loans or in margin accounts;
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Engaging in transactions involving publicly traded options, such as puts and calls, relating to CSG securities;
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Short sales of CSG securities; and
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Transactions that are designed to hedge or offset any decrease in the market value of CSG securities, including the purchase of zero-cost collars, prepaid variable forward sales contracts, equity swaps and exchange funds (provided that general portfolio diversification or investing in broad-based index funds is permitted).

These activities are prohibited under this Policy because, among other problems, these types of transactions:

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May result in transactions in CSG securities occurring outside the Open Window (defined below); and/or
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May create an appearance of impropriety because these types of transactions often focus on short-term and speculative interest in CSG’s securities or otherwise result in a profit from poor company performance.

Limit orders with brokers should not extend beyond any Open Window and be cancellable upon an imposition of a Closed Window (as defined below).

9.
CSG’S TRADING WINDOWS

CSG has determined that all members of CSG’s Board of Directors, all employees of CSG with a director-level role or above, members of CSG’s accounting, finance, investor relations, corporate strategy and development, and legal teams, and executive assistants to any of the same (as well as such other individuals as may be determined from time to time by the Compliance Officer), together with the members of their immediate families and households and related entities that constitute Covered Parties (collectively, all of the foregoing are referred to as “Access Persons”) shall be prohibited from buying, selling or otherwise effecting transactions in any securities of CSG or derivative securities thereof EXCEPT during the following trading window:

Beginning at the open of market after one full trading day has passed following public disclosure of CSG’s financial results for a preceding calendar quarter or year and ending at the close of market on the 15th day of the final month of the current calendar quarter (the “Open Window”).

In addition, CSG, through the Compliance Officer, may authorize longer or additional trading windows in which buying, selling, or otherwise effecting transactions in CSG’s securities shall be permitted pursuant to this Policy as if it were the “Open Window.” Similarly, CSG, through the Compliance Officer, may impose special “Closed Window” periods during which certain Covered Persons will be prohibited from buying, selling, or otherwise effecting transactions in CSG’s securities, even though the trading window would otherwise be open. If a Closed Window is imposed, CSG will notify affected individuals, who should thereafter not engage in any purchase, sale or other transaction in CSG’s securities and should not disclose to others the fact of such suspension of trading until notified by the Compliance Officer that the Closed Window has ended.

Even during an Open Window, any person aware of material nonpublic information should not engage in any transactions in CSG’s securities until one full trading has passed following the date of public disclosure of such information, whether or not CSG has recommended a suspension of trading to that person.

Finally, in the event a Covered Party’s service to CSG ends, please note that the prohibitions on trading on the basis of material nonpublic information continue and the Compliance Officer may authorize limitations on the trading of CSG securities by a departing Covered Party following the termination of such person’s service.

10.
PRE-CLEARANCE OF TRADES BY CERTAIN LEADERS AND MEMBERS OF THE BOARD OF DIRECTORS

All members of CSG’s Board of Directors and all employees of CSG with a Senior Vice President-level role or above are prohibited from trading in CSG’s securities, even during the Open Window, without first contacting CSG’s Compliance Officer and obtaining pre-clearance to commence trading in CSG’s securities by submitting a pre-clearance form provided by the Compliance Officer.

Pre-clearance of any trade must be submitted to the Compliance Officer, and pre-clearance of any trade shall only last for a period of three trading days after approval of such request.

11.
ADOPTION AND EFFECT OF 10B5-1 TRADING PLANS

CSG permits all Access Persons to adopt trading plans in accordance with Securities and Exchange Commission Rule 10b5-1(c) (17 C.F.R. § 240.10b5-1(c)) (a “10b5-1 trading plan”). The restrictions on trading set forth in this Policy shall not apply to trades made pursuant to a 10b5-1 trading plan that complies with applicable laws, regulations, and this Policy, including the requirements set forth on Appendix A.

In addition, the entry into or amendment of a 10b5-1 trading plan by a member of CSG’s Board of Directors or any employee of CSG with a Senior Vice President-level role or above, must be pre-approved by CSG’s Compliance Officer. Unless otherwise authorized by the Compliance Officer, all 10b5-1 trading plans must be made through CSG’s outside stock plan administrator, Fidelity Investments. The adoption, amendment and termination of, and trades made pursuant to, 10b5-1 trading plans will be disclosed as required under applicable law and Access Persons must cooperate with CSG in the preparation of such disclosures. More information concerning trading plans is available from the Compliance Officer including information about any applicable public disclosure requirements.

12.
EXEMPTIONS FROM THIS POLICY

The exercise of stock options under CSG’s equity compensation plan with a cash payment, stock swap or net exercise to pay the exercise price and tax withholding is exempt from this Policy since the other party to these transactions is CSG itself. This exemption does not apply to the sale of any shares issued upon such exercise and it does not apply to a broker-assisted cashless exercise of options, which is accomplished by a sale of a portion of the shares issued upon exercise of an option. Other transactions which are also exempt from this Policy include: (i) the vesting of restricted stock awards or units, including performance-based restricted stock awards or units, or the withholding of shares to satisfy tax withholding requirements; (ii) purchases of CSG securities in the employee stock purchase plan; provided however, this Policy does apply to an election to participate in the plan and any amendments or adjustments to such involvement; (iii) automatic purchases of CSG securities under CSG’s dividend reinvestment plan; and (iv) bona fide gifts of CSG securities (a) to a Covered Party subject to the provisions of this Policy as the person making the gift or (b) where the person making the gift has a reasonable basis for believing that the recipient of the gift will not sell the CSG securities during a Closed Window applicable to the person making the gift at the time of the gift; provided that all such gifts by persons subject to the pre-clearance requirements must still be pre-cleared by the Compliance Officer.

13.
CONSEQUENCES FOR VIOLATION

Employees who violate this Policy shall be subject to disciplinary action by CSG, which may include ineligibility for future participation in CSG’s equity and other incentive plans or termination of employment.

Pursuant to U.S. federal and state securities laws, Covered Parties who engage in insider trading may be subject to criminal and civil fines and penalties as well as imprisonment for engaging in transactions in securities at a time when they have knowledge of material nonpublic information regarding the issuer of the securities. In addition, Covered Parties may be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed material nonpublic information regarding the issuer of the securities or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the company’s securities.

14.
COMPLIANCE OFFICER

The duties of the Compliance Officer shall include:

a.
Pre-clearing transactions and the entry into or amendment of 10b5-1 trading plans, as required under this Policy. In order to pre-clear a trade or enter into or amend a 10b5-1 trading plan, a Covered Party must first email preclearance@csgi.com, and the Covered Party will receive instructions on how to complete and submit the relevant information and/or form;
b.
Distributing quarterly reminders of the dates that the Open Window begins and ends, and informing impacted persons regarding Closed Windows; and
c.
Assisting CSG in implementation of this Policy.

The duties of the Compliance Officer may be delegated by the Compliance Officer to such other individuals as the Compliance Officer deems appropriate. For any questions concerning this Policy or its application, please email the Compliance Officer at preclearance@csgi.com.

Appendix A

Rule 10b5-1 Trading Plan Transactions Policy

Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a 10b5-1 trading plan for transactions in CSG securities that meets certain conditions specified in that rule. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

The following guidelines apply to all 10b5-1 trading plans (unless otherwise approved by the Compliance Officer):

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For persons subject to Section 16 of the Exchange Act (“Section 16 Persons”), no transaction may take place under a 10b5-1 trading plan until expiration of a cooling-off period consisting of the later of (a) 90 days after adoption or modification (as specified in Rule 10b5-1) of the 10b5-1 trading plan or (b) two business days following the disclosure of the company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter (the company’s fourth fiscal quarter in the case of a Form 10-K) in which the 10b5-1 trading plan was adopted or modified (as specified in Rule 10b5-1), but in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the plan.
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For persons other than Section 16 Persons, no transaction may take place under a 10b5-1 trading plan until the expiration of a cooling-off period that is 30 days following the adoption or modification (as specified in Rule 10b5-1) of a 10b5-1 trading plan.
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Subject to certain limited exceptions specified in 10b5-1, a Covered Party may not have more than one 10b5-1 trading plan in effect at any same time.
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Subject to certain limited exceptions specified in Rule 10b5-1, a Covered Party may only enter into a 10b5-1 trading plan that is designed to effect an open market purchase or sale of the total amount of securities subject to the 10b5-1 trading plan as a single transaction (a “single-transaction plan”) if the Covered Party has not entered into a “single-transaction plan” in the prior 12 months.
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A Covered Party must act in good faith with respect to a 10b5-1 trading plan. A 10b5-1 trading plan cannot be entered into as part of a plan or scheme to evade the prohibition of Rule 10b-5. Therefore, although modifications to an existing

10b5-1 trading plan are not prohibited, a 10b5-1 trading plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.
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Section 16 Persons must include a representation in the 10b5-1 trading plan that (i) the person is not aware of material, nonpublic information about the company or CSG securities and (ii) the person is adopting the plan in good faith and not as part of plan or scheme to evade the prohibitions of Rule 10b-5.

For purposes of the above, a modification as specified in Rule 10b5-1 includes any modification of a 10b5-1 trading plan that changes the amount, price or timing of the purchase or sale of securities underlying the 10b5-1 trading plan.